Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Business Financial Services, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-129059) on Form S-8 of First Business Financial Services, Inc. and subsidiaries of our report dated March 15, 2006, with respect to the consolidated balance sheets of First Business Financial Services, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 10-K of First Business Financial Services, Inc.
/s/KPMG LLP
Milwaukee, Wisconsin
March 15, 2006

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